Exhibit 99.1

                 McDermott Reports First Quarter 2006
    Results; Net Income of $54.1 Million, $0.72 Per Diluted Share

    HOUSTON--(BUSINESS WIRE)--May 3, 2006--

            Announces 3 for 2 Stock Split of Common Shares

    McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $54.1 million, or $0.72 per diluted share, for the 2006 first quarter, compared to net income of $22.4 million, or $0.32 per diluted share, for the corresponding period in 2005. The 2006 first quarter includes approximately one month of The Babcock & Wilcox Company's ("B&W") financial results as well as the reconsolidation of B&W into McDermott's balance sheet. From February 2000 through February 22, 2006, the results of B&W were deconsolidated from the Company's reported results. Weighted average common shares outstanding on a fully diluted basis were approximately
75.3 million and 70.8 million for the quarters ended March 31, 2006 and March 31, 2005, respectively.
    McDermott's revenues in the first quarter of 2006 were $644.9 million, compared to $436.0 million in the corresponding period in 2005, primarily reflecting the addition of B&W's revenues for the month of March 2006. Operating income was $66.5 million in the 2006 first quarter, compared to the 2005 first quarter operating income of $39.6 million.
    "The first quarter has the Company off to a good start in 2006," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "The power generation systems segment reflects an exceptional month from B&W, while marine construction services produced a solid quarter considering it included a $16 million non-cash impairment as part of its results."
    At March 31, 2006, McDermott's consolidated backlog was $5.9 billion, compared to $2.8 billion and $3.6 billion, at March 31, 2005 and December 31, 2005, respectively.
    Earlier today, the Company's Board of Directors declared a three-for-two split of McDermott's common stock. The stock split will be applicable to shareholders of record at the close of business on May 17, 2006 and will be effected in the form of a stock dividend to be issued on May 31, 2006. Any fractional shares as a result of the split will be paid in cash based upon the closing price of McDermott's stock price on the record date.

    RESULTS OF OPERATIONS
    2006 First Quarter Compared to 2005 First Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $295.4 million in the 2006 first quarter, compared to $283.4 million for the same period a year ago. The year-over-year increase in revenues resulted primarily from increased project activity in the Middle East, Caspian and Asia Pacific regions, partially offset by declines in the Americas and worldwide marine.
    Segment income for the 2006 first quarter was $21.0 million, compared to $28.0 million in the 2005 first quarter. Major items contributing to operating income in the 2006 first quarter were projects in the Middle East, Asia Pacific and Caspian regions. Also during the first quarter 2006, J. Ray recorded a non-cash impairment of $16.4 million for currency translation losses associated with the planned termination of its Mexican joint venture.
    At March 31, 2006, J. Ray's backlog was $2.4 billion, compared to backlog of $1.1 billion and $1.8 billion at March 31, 2005 and December 31, 2005, respectively.

    Power Generation Systems Segment ("B&W")

    Revenues in the Power Generation Systems segment for the first quarter 2006 were $189.0 million, representing B&W's revenues beginning February 22, 2006. Throughout 2005, B&W was deconsolidated from McDermott's reported financial results due to its asbestos-related reorganization and therefore the Power Generation Systems segment did not report any revenues.
    Segment income for the 2006 first quarter was $27.6 million, compared to $0.1 million in the 2005 first quarter. The increase in segment income was due to consolidating B&W for approximately one month in the first quarter 2006.
    At March 31, 2006, B&W's backlog was $1.9 billion and was not consolidated during 2005.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment were $161.0 million in the 2006 first quarter, compared to $152.6 million for the same period a year ago. The increase was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. Government programs and uranium recovery operations, as well as increased revenues from engineering services for U.S. Department of Energy sites.
    Segment income for the 2006 first quarter was $26.4 million, compared to $24.0 million in the 2005 first quarter. The increase was primarily due to higher volumes and margins in the manufacture of nuclear components and uranium recovery operations, and higher margins on commercial work for the research test reactor area which were partially offset by a decline in equity in income from investees.
    At March 31, 2006, BWXT's backlog was $1.6 billion, compared to backlog of $1.7 billion and $1.8 billion at March 31, 2005 and December 31, 2005, respectively.

    Corporate

    Unallocated corporate expenses were $8.4 million in the 2006 first quarter, compared to $12.6 million in the 2005 first quarter.

    Other Income and Expense

    The Company's other income, net, for the first quarter of 2006 was $8.9 million, compared to other expense, net, of $3.6 million in the first quarter of 2005. The expense reduction was primarily due to increased interest income and an adjustment to interest resulting from a settlement with U.S. and Canadian tax authorities.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, construction, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that there are adverse changes in the industries in which we operate. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2005.



Conference Call to Discuss 2006 First Quarter Earnings Release
--------------------------------------------------------------

Date:           Thursday, May 4, 2006, at 10:00 a.m. EST
                (9:00 a.m. CST)

Live Webcast:   Investor Relations section of Web site at
                www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com




                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                   Three Months Ended
                                                        March 31,
                                                    2006       2005
                                                 ---------- ----------
                                                      (Unaudited)
                                                 (In thousands, except
                                                   per share amounts)

Revenues                                          $644,907   $435,959
----------------------------------------------------------------------


Costs and Expenses:
  Cost of operations                               502,926    361,424
  (Gain) Loss on asset disposals and impairments
   - net                                            16,006     (2,296)
  Selling, general and administrative expenses      66,994     47,089
----------------------------------------------------------------------
                                                   585,926    406,217
----------------------------------------------------------------------


Equity in Income of Investees                        7,547      9,871
----------------------------------------------------------------------

Operating Income                                    66,528     39,613
----------------------------------------------------------------------


Other Income (Expense):
  Interest income                                    7,535      2,909
  Interest expense                                 (10,303)    (9,696)
  IRS interest expense adjustment                   13,210          -
  Other income (expense)-net                        (1,561)     3,226
----------------------------------------------------------------------
                                                     8,881     (3,561)
----------------------------------------------------------------------


Income from Continuing Operations
  before Provision for Income Taxes                 75,409     36,052

Provision for Income Taxes                          20,394     14,486
----------------------------------------------------------------------



Income from Continuing Operations                   55,015     21,566

Income (Loss) from Discontinued Operations            (892)       870
----------------------------------------------------------------------

Net Income                                         $54,123    $22,436
----------------------------------------------------------------------

Earnings (Loss) per Common Share:
  Basic:
     Income from Continuing Operations               $0.77      $0.33
     Income (Loss) from Discontinued Operations     $(0.01)     $0.01
     Net Income                                      $0.76      $0.34
  Diluted:
     Income from Continuing Operations               $0.73      $0.31
     Income (Loss) from Discontinued Operations     $(0.01)     $0.01
     Net Income                                      $0.72      $0.32
----------------------------------------------------------------------


                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                                                 Three Months Ended
                                                      March 31,
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited; In thousands)

REVENUES
  Marine Construction Services                  $295,439     $283,447
  Government Operations                          160,999      152,593
  Power Generation Systems                       189,023            -
  Adjustments and Eliminations                      (554)         (81)
----------------------------------------------------------------------
     TOTAL                                      $644,907     $435,959
----------------------------------------------------------------------


SEGMENT INCOME (LOSS)
  Marine Construction Services                    20,983       28,018
  Government Operations                           26,365       24,041
  Power Generation Systems                        27,552          123
----------------------------------------------------------------------
                                                  74,900       52,182
  Corporate                                       (8,372)     (12,569)
----------------------------------------------------------------------
     TOTAL                                       $66,528      $39,613
----------------------------------------------------------------------

EQUITY IN INCOME FROM INVESTEES(1)
  Marine Construction Services                     $(666)        $(94)
  Government Operations                            6,453        9,623
  Power Generation Systems                         1,760          342
----------------------------------------------------------------------
     TOTAL                                        $7,547       $9,871
----------------------------------------------------------------------

DEPRECIATION & AMORTIZATION(1)
  Marine Construction Services                    $6,392       $6,715
  Government Operations                            3,233        3,148
  Power Generation Systems                         1,679            -
  Corporate                                          390          656
----------------------------------------------------------------------
     TOTAL                                       $11,694      $10,519
----------------------------------------------------------------------

CAPITAL EXPENDITURES
  Marine Construction Services                   $20,659      $12,330
  Government Operations                            4,130        5,353
  Power Generation Systems                         1,855            -
  Corporate                                        2,393           21
----------------------------------------------------------------------
     TOTAL                                       $29,037      $17,704
----------------------------------------------------------------------

BACKLOG
  Marine Construction Services                $2,383,833   $1,112,316
  Government Operations                        1,640,793    1,745,182
  Power Generation Systems                     1,909,592            -
----------------------------------------------------------------------
     TOTAL                                    $5,934,218   $2,857,498
----------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.


                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                   ASSETS

                                              March 31,   December 31,
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited)
                                                   (In thousands)
Current Assets:
  Cash and cash equivalents                     $232,431      $19,263
  Restricted cash and cash equivalents           141,300      152,086
  Investments                                    455,222      384,202
  Accounts receivable - trade, net               466,733      232,236
  Accounts receivable from The Babcock &
   Wilcox Company                                      -        3,778
  Accounts and notes receivable -
   unconsolidated affiliates                      47,279       52,867
  Accounts and notes receivable - other           48,091       32,982
  Contracts in progress                          191,203       73,732
  Inventories                                     65,365          319
  Deferred income taxes                           76,295       32,131
  Assets held for sale                            11,201       10,886
  Other current assets                            29,098        8,147
----------------------------------------------------------------------

  Total Current Assets                         1,764,218    1,002,629
----------------------------------------------------------------------

Restricted Cash and Cash Equivalents                   -        2,886
----------------------------------------------------------------------

Property, Plant and Equipment                  1,426,267    1,097,427
  Less accumulated depreciation                  981,357      779,694
----------------------------------------------------------------------

  Net Property, Plant and Equipment              444,910      317,733
----------------------------------------------------------------------

Investments                                      126,919      116,304
----------------------------------------------------------------------

Goodwill                                          88,236       12,926
----------------------------------------------------------------------

Deferred Income Taxes                            462,962       93,880
----------------------------------------------------------------------

Other Assets                                     273,215      121,928
----------------------------------------------------------------------


  TOTAL                                       $3,160,460   $1,668,286
----------------------------------------------------------------------


                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                              March 31,   December 31,
                                                2006         2005
                                             ------------ ------------
                                             (Unaudited)
                                                  (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                                $12,007       $4,250
  Accounts payable                               280,698      110,970
  Accounts payable to The Babcock & Wilcox
   Company                                             -       11,429
  Accrued employee benefits                      112,663       81,196
  Accrued liabilities - other                    225,764      132,932
  Accrued contract cost                           68,093       56,566
  Advance billings on contracts                  753,807      314,467
  Liabilities held for sale                        8,385        7,182
  U.S. and foreign income taxes payable           25,764       49,696
----------------------------------------------------------------------

     Total Current Liabilities                 1,487,181      768,688
----------------------------------------------------------------------

Long-Term Debt                                   210,285      207,861
----------------------------------------------------------------------

Accumulated Postretirement Benefit
 Obligation                                       80,488       25,519
----------------------------------------------------------------------

Self-Insurance                                    81,145       60,989
----------------------------------------------------------------------

Pension Liability                                512,630      311,319
----------------------------------------------------------------------

Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                           660,308      117,990
----------------------------------------------------------------------

Deferred Babcock & Wilcox Company Pension
 Plan Spin-Off                                         -      150,136
----------------------------------------------------------------------

Other Liabilities                                 78,215      109,082
----------------------------------------------------------------------


Commitments and Contingencies

Stockholders' Equity (Deficit):
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   74,565,433 at March 31, 2006 and
   73,857,922 at December 31, 2005                74,565       73,858
  Capital in excess of par value               1,208,983    1,183,123
  Accumulated deficit                           (801,783)    (862,931)
  Treasury stock at cost, 2,076,549 shares
   at March 31, 2006 and 2,055,096 at
   December 31, 2005                             (59,958)     (56,496)
  Accumulated other comprehensive loss          (371,599)    (420,852)
----------------------------------------------------------------------

     Total Stockholders' Equity (Deficit)         50,208      (83,298)
----------------------------------------------------------------------

     TOTAL                                    $3,160,460   $1,668,286
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Three Months Ended
                                                       March 31,
                                                   2006        2005
                                                   ----        ----
                                                      (Unaudited)
                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                        $54,123    $22,436
----------------------------------------------------------------------
  Depreciation and amortization                    11,694     10,519
  Income of investees, less dividends              (1,399)    (4,612)
  (Gain) loss on asset disposals
   and impairments - net                           16,006     (2,296)
  Provision for deferred taxes                     70,022        257
  Estimated loss on The Babcock & Wilcox
   Company bankruptcy settlement                        -       (468)
  Excess tax benefits from stock options
   exercised                                       (4,918)         -
  Other                                            13,526      3,367
  Changes in assets and liabilities, net
   of effects of acquisitions and
   divestitures:
     Accounts receivable                          141,523     18,029
     Income taxes receivable                      (55,857)         -
     Net contracts in progress and
      advance billings                              7,005     40,719
     Accounts payable                             (46,901)    19,590
     Income taxes                                   6,463     (1,455)
     Accrued and other current liabilities          1,012     (9,689)
     Accrued employee benefits                    (25,264)   (26,478)
     Pension liability                              6,787      4,148
     Other, net                                   (52,985)    (1,980)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES         140,837     72,087
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash
 equivalents                                       13,672      9,640
Purchases of property, plant and equipment        (29,037)   (17,704)
Purchases of available-for-sale securities     (5,131,607)   (69,960)
Sales of available-for-sale securities             68,088          -
Maturities of available-for-sale securities     4,984,734     62,797
Proceeds from asset disposals                         874      6,106
Cash acquired from the reconsolidation of The
 Babcock & Wilcox Company                         164,200          -
Other                                              (1,732)         -
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                        69,192     (9,121)
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt                            592          -
Payment of long-term debt                          (4,323)    (1,500)
Issuance of common stock                            9,347      1,935
Payment of debt issuance costs                        (16)       926
Excess tax benefits from stock options
 exercised                                          4,918          -
Other                                              (7,519)       727
----------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES           2,999      2,088
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH              140        (44)
----------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS         213,168     65,010
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                        19,263    259,319
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                          $232,431   $324,329
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL, INC.
        SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION

        Presentation of combined results of operations ASSUMING
  B&W had been reconsolidated with McDermott at the beginning of the respective periods presented


                                                Three Months Ended
                                                      March 31,
                                                 2006          2005
                                                 ----          ----
                                                     (Unaudited)
                                               (In thousands, except
                                                    per share amounts)

Revenues                                       $903,174      $780,529

Operating Income                                $68,206       $62,761

Net Income                                      $55,915       $35,156

Diluted Earnings Per Share                        $0.74         $0.50





    CONTACT: McDermott International, Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com